EXHIBIT 99.1
CLAYTON WILLIAMS ENERGY, INC.

FINANCIAL GUIDANCE DISCLOSURES FOR 2008

Overview

Clayton Williams Energy, Inc. and its subsidiaries have prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast our operating results for each quarter during the year ending December 31, 2008.  These estimates are based on information available to us as of the date of this filing, and actual results may vary materially from these estimates.  We do not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that we believe are reasonable.  Until our actual results of operations for these periods have been compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future, or may have occurred through the date of this filing, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures and other such matters, are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following:  the volatility of oil and gas prices, the unpredictable nature of our exploratory drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by us with the Securities and Exchange Commission.

As a matter of policy, we generally do not attempt to provide guidance on:

(a)	production which may be obtained through future exploratory drilling;
(b)	dry hole and abandonment costs that may result from future exploratory drilling;
(c)	the effects of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”;
(d)	gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of financial guidance;
(e)	capital expenditures related to completion activities on exploratory wells or acquisitions of proved properties until the expenditures are estimable and likely to occur; and
(f)	revenues, expenses and minority interest related to our investment in Larclay JV.

As discussed in “Capital Expenditures”, approximately 32% of our planned 2008 exploration and development expenditures relate to exploratory prospects.  Exploratory prospects involve a higher degree of risk than development prospects.  To offset the higher risk, we generally strive to achieve a higher reserve potential and rate of return on investments in exploratory prospects.  Actual results from our exploratory drilling activities, when ultimately reported, may have a material impact on the estimates of oil and gas production and exploration costs stated in this guidance.

Summary of Estimates

The following table sets forth certain estimates being used by us to model our anticipated results of operations for each quarter during the fiscal year ending December 31, 2008.  When a single value is provided, such value represents the mid-point of the approximate range of estimates.  Otherwise, each range of values provided represents the expected low and high estimates for such financial or operating factor.  See “Supplementary Information.”

	Year Ending December 31, 2008
	Actual	Estimated	Estimated	Estimated
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per unit data)
Average Daily Production (a):
Gas (Mcf)	60,967	43,000 to 47,000	43,000 to 47,000	42,000 to 46,000
Oil (Bbls)	7,516	7,900 to 8,100	9,450 to 9,650	10,550 to 10,750
Natural gas liquids (Bbls)	637	575 to 625	550 to 600	525 to 575
Total gas equivalents (Mcfe)	109,885	93,850 to 99,350	103,000 to 108,500	108,450 to 113,950

Differentials:
Gas (Mcf) (b)	$ 0.99	$(0.25) to $(0.50)	$(0.25) to $(0.50)	$(0.25) to $(0.50)
Oil (Bbls)	$ (1.53)	$(1.50) to $(2.00)	$(1.50) to $(2.00)	$(1.50) to $(2.00)
Natural gas liquids (Bbls)	$ (37.90)	$(32.00) to $(38.00)	$(32.00) to $(38.00)	$(32.00) to $(38.00)

Costs Variable by Production ($/Mcfe):
Production expenses (including
production taxes)	$ 2.06	$2.10 to $2.40	$2.10 to $2.30	$2.00 to $2.20
DD&A – Oil and gas properties	$ 2.77	$2.40 to $2.80	$2.50 to $2.90	$2.50 to $2.90

Other Revenues (Expenses):
Natural gas services:
Revenues	$ 2,538	$2,500 to $2,700	$2,500 to $2,700	$2,500 to $2,700
Operating costs	$ (2,515)	$(2,400) to $(2,600)	$(2,400) to $(2,600)	$(2,400) to $(2,600)
Exploration costs:
Abandonments and impairments	$ (297)	$(1,000) to $(3,000)	$(1,000) to $(3,000)	$(1,000) to $(3,000)
Seismic and other	$ (3,675)	$(1,500) to $(3,500)	$(5,500) to $(7,500)	$(5,500) to $(7,500)
DD&A – Other (c)	$ (247)	$(250) to $(350)	$(250) to $(350)	$(250) to $(350)
General and administrative (c)	$ (3,211)	$(5,500) to $(5,700)	$(4,600) to $(4,800)	$(5,200) to $(5,400)
Interest expense (c)	$ (6,352)	$(5,000) to $(5,200)	$(5,000) to $(5,200)	$(5,450) to $(5,650)
Other income	$ 655	$250 to $350	$250 to $350	$250 to $350
Gain on sales of property and equipment, net (d)	$ 560	$33,300	-	-
Effective Federal and State Income
Tax Rate:
Current	1%	1%	1%	1%
Deferred	36%	36%	36%	36%

Weighted Average Shares Outstanding
(In thousands):
Basic	11,387	11,400 to 12,000	11,400 to 12,000	11,400 to 12,000
Diluted	11,643	11,400 to 12,600	11,400 to 12,600	11,400 to 12,600

(a) Production estimates for the quarters subsequent to March 31, 2008 have been reduced to give effect to the sale of certain properties in South Louisiana that was consummated in April 2008.
(b)  Our actual realized gas price for the first quarter of 2008 was $.99 per Mcf higher than the average NYMEX price for the same period due primarily to abnormal variances between NYMEX and daily spot prices for natural gas.  Since we cannot predict the likelihood that this condition will continue throughout the remainder of 2008, we are estimating differentials to be more in line with historical averages.

(c) Excludes amounts derived from Larclay JV.
(d)  We expect to record a gain of approximately $33 million in connection with the sale described in note (a).  In addition, we sold a surplus well servicing unit in April 2008 and expect to record a gain of approximately $300,000.

Capital Expenditures

The following table sets forth, by area, certain information about our actual and planned exploration and development activities for 2008.
	Actual	Planned
	Expenditures	Expenditures	Year 2008
	Three Months Ended	Year Ending	Percentage
	March 31, 2008	December 31, 2008	of Total
	(In thousands)
Permian Basin	$21,500	$168,000	49%
North Louisiana	14,800	62,600	18%
Austin Chalk (Trend)	10,800	55,400	16%
East Texas Bossier	6,900	28,600	8%
South Louisiana	2,700	18,700	6%
Utah/California	900	10,900	3%
Other	100	300	-
	$57,700	$344,500	100%

We have increased our estimates for planned exploration and development expenditures for fiscal 2008 by $88 million from $256.5 million to $344.5 million.  Strong cash flow from operations resulting from higher commodity prices and rising oil and gas production have afforded us the opportunity to make this upward change.  The increase in capital spending relates primarily to activities in the Permian Basin and North Louisiana, including an exploratory well on the Winnsboro prospect to test the pressured Bossier interval in this area.

Our actual expenditures during fiscal 2008 may be substantially higher or lower than these estimates since our plans for exploration and development activities may change during the year.  Other factors, such as prevailing product prices and the availability of capital resources, could also increase or decrease the ultimate level of expenditures during fiscal 2008.

In 2008, we plan to allocate a majority of our capital resources to developmental drilling activities in oil-prone areas such as the Permian Basin and the Austin Chalk (Trend).  In addition, we plan to continue drilling developmental gas wells in North Louisiana, primarily on our Terryville prospect.  Based on these current estimates, approximately 68% of our expenditures for exploration and development activities for fiscal 2008 will relate to developmental prospects, as compared to approximately 49% in fiscal 2007.

Supplementary Information

Oil and Gas Production
The following table summarizes, by area, our estimated daily net production for each quarter during the year ending December 31, 2008.  These estimates represent the approximate mid-point of the estimated production range.

	Daily Net Production for 2008
	Actual	Estimated	Estimated	Estimated
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Gas (Mcf):
Permian Basin	15,562	15,297	15,771	16,348
North Louisiana	13,596	13,769	14,391	14,011
South Louisiana	23,552	8,527	7,826	6,989
Austin Chalk (Trend)	2,460	2,132	2,175	2,184
Cotton Valley Reef Complex	5,270	4,813	4,380	4,011
Other	527	462	457	457
Total	60,967	45,000	45,000	44,000

Oil (Bbls):
Permian Basin	3,494	4,231	5,217	5,913
North Louisiana	343	330	337	315
South Louisiana	985	132	272	315
Austin Chalk (Trend)	2,635	3,241	3,659	4,042
Other	59	66	65	65
Total	7,516	8,000	9,550	10,650

Natural Gas Liquids (Bbls):
Permian Basin	215	165	163	163
Austin Chalk (Trend)	272	226	227	191
Other	150	209	185	196
Total	637	600	575	550

Accounting for Derivatives
The following summarizes information concerning our net positions in open commodity derivatives applicable to periods subsequent to March 31, 2008.  The settlement prices of commodity derivatives are based on NYMEX futures prices.

Collars:
	Gas			Oil
	MMBtu (a)	Floor	Ceiling	Bbls	Floor	Ceiling
Production Period:
2nd Quarter 2008	426,000	$4.00	$5.15	132,000	$23.00	$25.07
3rd Quarter 2008	419,000	$4.00	$5.15	128,000	$23.00	$25.07
	845,000			260,000

Swaps:
	Gas		Oil
	MMBtu (a)	Price	Bbls	Price
Production Period:
2nd Quarter 2008	4,650,000	$9.20	330,000	$79.84
3rd Quarter 2008	4,200,000	$9.15	310,000	$78.96
4th Quarter 2008	4,200,000	$9.15	400,000	$82.21
2009	3,600,000	$9.33	1,440,000	$85.30
	16,650,000		2,480,000

(a) One MMBtu equals one Mcf at a Btu factor of 1,000.

In September 2007, the Company terminated certain fixed-priced oil swaps covering 90,000 barrels at a price of $76.65 from April 2008 through December 2008, resulting in an aggregate loss of approximately $995,000, which will be paid to the counterparty monthly during 2008.

Interest Rates

The following summarizes information concerning our net positions in open interest rate swaps applicable to periods subsequent to March 31, 2008.

Interest Rate Swaps:
		Fixed
	Principal	Libor
	Balance	Rates
Period:
April 1, 2008 to September 24, 2008(a)	$100,000,000	4.73%
April 1, 2008 to November 3, 2008	$45,000,000	5.73%

(a) In April 2008, the Company terminated this $100 million interest rate swap for a cash payment of $899,000.

We did not designate any of the derivatives shown in the preceding tables as cash flow hedges under SFAS 133; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, are recorded as other income (expense).